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Exhibit 99.1

                         STATEFED FINANCIAL CORPORATION
                             13523 UNIVERSITY AVENUE
                                CLIVE, IOWA 50325

FOR IMMEDIATE RELEASE

April 29, 2002
                                                  FOR MORE INFORMATION, CONTACT:
                                            ANDRA BLACK, Chief Financial Officer
                                                                    515-223-8484


STATEFED FINANCIAL CORP. ANNOUNCES THIRD-QUARTER RESULTS

DES MOINES, IOWA (NASDAQ: "SFFC") -- STATEFED FINANCIAL CORPORATION, the parent company of STATE FEDERAL BANK, today reported net income of $14,360 representing $.01 in diluted earnings per share for the third fiscal quarter, completed on March 31, 2002. This compares with $95,730 for the same period in 2001, or $0.06 diluted earnings per share.
      For the nine-month period ended March 31, 2002, net income totaled $587,290, a slight decrease from the $596,190 reported for the nine-month period ended March 31, 2001. Diluted earnings per share, however, increased 15 percent to $0.46 from $0.40 for the nine-month period ended March 31, 2002. As a result of fewer outstanding shares, basic earnings per share increased to $0.47 from $0.40, a 17.5-percent increase from the same period in 2001.
      The largest impact on third-quarter earnings resulted from a significant increase, $192,500, in the provision for loan losses. The increased provision relates primarily to three participation loans totaling $1.5 million. The company establishes loan loss reserves in order to maintain the allowance for losses at an appropriate level based upon an assessment of volume, type and performance of loans in the portfolio.
      "In accordance with our strategic plan, we have aggressively identified asset issues and taken swift and decisive action," said RANDALL C. BRAY, chairman of the board. "Furthermore, we have adopted new lending procedures and policies as part of our effort to ensure effective asset control and higher quality in the loan portfolio. We believe this conservative approach to early identification and action will improve asset quality and enhance shareholder value in the long run."

                                     -more-

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      The declining interest-rate environment during fiscal 2001 continued
through the third quarter of fiscal 2002 and precipitated turnover in the loan portfolio. As a result, the bank's loan portfolio contracted, causing a reduction in interest income. While State Federal management is focused on building the loan portfolio through its newly diversified product line and lending guidelines, new loans booked during the quarter reflected the lower rate environment and contributed to the decline in interest income.
      "Our ongoing strategy is to create new opportunities for increasing our total loans with quality credits that afford us additional flexibility and diversification. We're now responding to our target market of homeowners and prospective homeowners with a full line of mortgage financing, lending and deposit products," Bray said. "In the third quarter, we began the installation of a new underwriting, processing and closing system that will allow State Federal to deliver significantly more loan volume. This combined with the addition of experienced lenders and new products will allow us to serve our customers better and be even more competitive in the market."
      The bank partially offset the lower interest income with decreased interest expense. Still, net interest income for the third fiscal quarter declined $13,000. State Federal continues to build core deposits, which grew by 7 percent from a year ago, while reducing advances from the Federal Home Loan Bank. This strategy reduced the bank's interest expense by $400,000 compared with the same period in 2001.
      Other non-interest income more than doubled for the quarter, primarily as a result of increased fee income associated with sales of insurance and investments as well as with newly developed deposit products and pricing.
      "We have spent the better part of this fiscal year repositioning the bank to compete in today's financial services market. This transition will continue during the next quarter, as we continue to develop better products and identify further opportunities for fee and service income," Bray said.
      As of March 31, 2002, StateFed reported 1,286,870 shares outstanding. The Corporation's stock is traded on the NASDAQ Small-Cap Market under the symbol "SFFC". In April 2002, the board of directors of StateFed authorized the repurchase of up to 5 percent of the company's outstanding shares during the next year.

                                     -more-

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      When used in this press release or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "significantly" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made, and to advise readers that various factors including regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities and competitive and regulatory factors could affect the Bank's financial performance and could cause the Company's actual results for future periods to differ materially from those anticipated or projected.
      The Company does not undertake, and specifically disclaims, any obligations to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements.

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                         STATEFED FINANCIAL CORPORATION
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                        MARCH 31, 2002 AND JUNE 30, 2001


                  ASSETS                                            (UNAUDITED)
                                                                   MARCH 31, 2002           JUNE 30, 2001
Cash and amounts due from depository institutions                  $    2,341,450          $     7,278,600
Investments in certificates of deposit                                    297,000                  297,300
Investment securities held-for-sale                                     1,538,030                1,924,800
Loans receivable, net                                                  83,935,840               87,898,900
Real estate held for investment, net                                            -                2,106,400
Property acquired in settlement of loans                                1,688,530                1,320,500
Office property and equipment, net                                      3,964,820                3,947,600
Federal Home Loan Bank stock, at cost                                   1,762,200                1,762,200
Accrued interest receivable                                               598,490                  630,200
Other assets                                                              381,810                  382,900
                                                                   --------------          ---------------

     TOTAL ASSETS                                                  $   96,508,170          $   107,549,400
                                                                   ==============          ===============

     LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits                                                           $   67,303,720          $    62,987,500
Advances from Federal Home Loan Bank                                   14,000,000               29,185,100
Advances from borrowers for taxes and insurance                                 -                  395,000
Accrued interest payable                                                   94,150                  170,900
Dividends payable                                                         128,690                  127,600
Income taxes:current and deferred                                         265,580                  203,500
Other liabilities                                                         180,130                  392,100
                                                                   --------------          ---------------

     TOTAL LIABILITIES                                                 81,972,270               93,461,700
                                                                   --------------          ---------------

Stockholders' equity:
Common stock                                                       $       17,810          $        17,800
Additional paid-in capital                                              8,512,480                8,522,400
Unearned compensation - restricted stock awards                           (99,810)                (143,900)
Unrealized gain on investments                                            127,920                   25,300
Treasury stock                                                         (5,087,270)              (5,195,800)
Retained earnings - substantially restricted                           11,064,770               10,861,900
                                                                   --------------          ---------------

  TOTAL STOCKHOLDERS' EQUITY                                           14,535,900               14,087,700
                                                                   --------------          ---------------

  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                       $   96,508,170          $   107,549,400
                                                                   ==============          ===============

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                         STATEFED FINANCIAL CORPORATION
                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                                   (UNAUDITED)


                                                THREE MONTHS ENDED                NINE MONTHS ENDED
                                                     MARCH 31                           MARCH 31
                                          -----------------------------       ----------------------------
                                              2002             2001              2002            2001
                                          ------------     ------------       ------------    ------------

OPERATIONS DATA

Total interest income ................    $ 1,683,890      $ 2,096,810        $ 5,494,720     $ 6,225,800

Total interest expense ...............    $   891,100      $ 1,291,090        $ 3,172,960     $ 3,698,910
                                          ------------     ------------       ------------    ------------

Net interest income ..................    $   792,790      $   805,720        $ 2,321,760     $ 2,526,890

Provision for loan losses ............    $   207,500      $    15,000        $   385,500     $    33,000
                                          ------------     ------------       ------------    ------------

Net interest income after
provision for loan losses ............    $   585,290      $   790,720        $ 1,936,260     $ 2,493,890

Non-interest income:
Real estate operations ...............    $     6,850      $   129,040        $   241,730     $   391,170

Gain (Loss) on sale of investments....    $     6,150      $       570        $     6,150     $   (90,100)

Gain on sale real estate, net ........    $       230      $        40        $   638,430     $     7,850

Other non-interest income ............    $    61,310      $    26,050        $   123,590     $    86,370
                                          ------------     ------------       ------------    ------------

Total non-interest income ............    $    74,540      $   155,700        $ 1,009,900     $   395,290

Total non-interest expense ...........    $   660,430      $   802,450        $ 2,104,350     $ 1,993,220
                                          ------------     ------------       ------------    ------------

Income (loss) before income taxes.....    $      (600)     $   143,970        $   841,810     $   895,960

Income tax expense (benefit) .........    $   (14,960)     $    48,240        $   254,520     $   299,770
                                          ------------     ------------       ------------    ------------

Net Income ...........................    $    14,360      $    95,730        $   587,290     $   596,190
                                          ============     ============       ============    ============

Basic earnings per share .............    $      0.01      $      0.06        $      0.47     $      0.40

Diluted earnings per share ...........    $      0.01      $      0.06        $      0.46     $      0.40

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